As filed with the Securities and Exchange Commission on September 4, 2008
Registration Nos. 333-143652, 333-61876 and 333-153228

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-143652)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-61876)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-153228)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RadNet, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	13-3326724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1510 Cotner Avenue Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

__________________________

PRIMEDEX HEALTH SYSTEMS, INC. 2000 LONG-TERM INCENTIVE PLAN
RADNET, INC. 2006 EQUITY INCENTIVE PLAN

WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN RADNET, INC.  AND DEREK BOMAR, DATED JANUARY 8, 2007
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX HEALTH SYSTEMS, INC. (“PRIMEDEX”) AND DEREK BOMAR, DATED OCTOBER 20, 2005
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND JUNE W. CHEN, DATED MARCH 14, 2006
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND JOHN V. CRUES, DATED JUNE 7, 2005
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND LAWRENCE L. LEVITT, DATED MARCH 28, 2006
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND LAWRENCE L. LEVITT, DATED MARCH 14, 2005
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND JEFFREY L. LINDEN, DATED APRIL 28, 2006
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND JUDITH G. ROSE, DATED JUNE 7, 2005
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND MARK STOLPER, DATED JULY 30, 2004
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND MARK STOLPER, DATED JULY 30, 2004
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND MARK STOLPER, DATED MARCH 1, 2004
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND MARK STOLPER, DATED JULY 11, 2006
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND DAVID L. SWARTZ, DATED MARCH 28, 2006
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND DAVID L. SWARTZ, DATED JULY 8, 2005
WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND DAVID L. SWARTZ, DATED MARCH 1, 2004
(Full Title of the Plans)
__________________________

Howard G. Berger, M.D.
President and Chief Executive Officer
RadNet, Inc.
 1510 Cotner Avenue
Los Angeles, California 90025
(310) 478-7808
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:
Linda Michaelson, Esq.
Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, 16th floor
Los Angeles, California 90067
(310) 228-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

RadNet, Inc., a Delaware corporation (“RadNet Delaware”), as successor to RadNet, Inc., a New York corporation (“RadNet New York”), is filing this Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement Nos. 333-143652, 333-61876 and 333-153228 (the “Registration Statements”) pursuant to Rule 414(d) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), to set forth any additional information necessary to reflect any material changes made in connection with or resulting from the registrant’s reincorporation in the State of Delaware from the State of New York (the “Reincorporation”), or necessary to keep the Registration Statements from being misleading in any material respect.  Except as modified by this Amendment, RadNet Delaware expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Effective September 3, RadNet New York effected the Reincorporation by merging with and into its wholly-owned subsidiary RadNet Delaware pursuant to the terms of an Agreement and Plan of Merger dated as of September 3, 2008 (the “Merger Agreement”) between RadNet New York and our company.  At the effective time of the merger:

●	each outstanding share of common stock of RadNet New York was converted into one share of common stock of RadNet Delaware;

●
RadNet Delaware assumed all stock option and other equity-based award plans theretofore adopted by RadNet New York, including the Primedex Health Systems, Inc. 2000 Long-Term Incentive Plan and the RadNet, Inc. 2006 Equity Incentive Plan (the “Equity Plans”) and the compensatory warrants issued to directors, officers, employees, consultants and advisors of RadNet New York (the “Compensatory Warrants”), and reserved for issuance under each Equity Plan a number of its shares of common stock equal to the number of shares of stock which had been reserved under that Equity Plan by RadNet New York;

●
each outstanding option or other right to purchase, and each equity-based award relating to, shares of RadNet New York common stock granted or awarded under any Equity Plan, and each Compensatory Warrant, became an option, right or warrant to purchase, or an award relating to, the same number of shares of RadNet Delaware common stock, subject to the same terms and conditions, including the per share exercise or conversion price; and

●	RadNet New York ceased to exist as a separate legal entity.

The Reincorporation did not result in any material change to the registrant’s business, management, assets, liabilities or net worth.  The RadNet Delaware common stock has the same CUSIP number as the RadNet New York common stock and is listed on the NASDAQ Global Market under the same ticker symbol, “RDNT”.

As a result of the Reincorporation, holders of RadNet New York common stock are now holders of RadNet Delaware common stock, and their rights as holders of RadNet Delaware common stock are governed by the General Corporation Law of the State of Delaware and RadNet Delaware’s Certificate of Incorporation and Bylaws.  A description of the differences between the rights of holders of RadNet New York common stock and RadNet Delaware common stock is provided in the registrant’s Definitive Proxy Statement on Schedule 14A, filed by RadNet New York with the SEC April 17, 2008, under the heading “Significant Changes Resulting From the Reincorporation,” which description is incorporated herein by reference and made a part hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into each Registration Statement:

●	The registrant’s annual report on Form 10-K for its fiscal year ended December 31, 2007, filed with the SEC on April 1, 2008 (as amended on April 2, 2008).

●	The registrant’s quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2008, filed with the SEC on May 12, 2008, and June 30, 2008, filed with the SEC on August 11, 2008.

●	The registrant’s current reports on Form 8-K, filed with the SEC on April 1, 2008, May 13, 2008, May 29, 2008, August 12, 2008 and September 4, 2008.

●	The registrant’s proxy statement on Schedule 14A, filed with the SEC on April 17, 2008.

●
The description of the registrant’s common stock in the registration statement on Form 8-A, registering the common stock of RadNet New York under the Exchange Act, filed with the SEC on February 13, 2007 (as amended on February 14, 2007), pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description; including the description of the common stock of RadNet Delaware under the heading “Significant Changes Resulting From The Reincorporation” in the registrant’s Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2008.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Amendment and, with respect to any Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered pursuant thereto have been sold or which deregisters all securities then remaining unsold thereunder, shall be deemed to be incorporated by reference in the Registration Statements and to be part thereof from the date of filing of such documents.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any director or officer (an “indemnitee”) of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that the indemnitee is or was a director or officer of the corporation, provided that the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.  In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by the indemnitee in connection with the defense or settlement of such an action or suit if the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if the indemnitee is adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines that the indemnitee is fairly and reasonably entitled to indemnity for his or her expenses despite the adjudication of liability.

Section 145(g) of the DGCL also provides that a corporation may maintain insurance against liabilities even if the corporation would lack the power under the DGCL to indemnify against those liabilities.

Article Ninth of the registrant’s certificate of incorporation provides that a director is not liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.  It further obligates the registrant, with respect to its officers and directors, and permits the registrant, with respect to its employees and agents, to indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that the person is or was a director or officer, or employee or agent, as the case may be, of the registrant, or is or was serving at the request of the registrant as a director or officer, or employee or agent, as the case may be, of another corporation or entity.   The registrant may advance the expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding prior to its final disposition upon receipt of an undertaking by the recipient to repay the amounts advanced  if it is ultimately determined that he or she is not entitled to be indemnified as authorized by the DGCL and the registrant’s proposed certificate of incorporation.   To the fullest extent permitted by the DGCL, the indemnification provided in the proposed certificate of incorporation includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, the registrant may pay any of these expenses in advance of the final disposition of such action, suit or proceeding.

Except as described in this paragraph, Article VII of the registrant’s bylaws contain provisions substantially similar to Article Ninth of the registrant’s certificate of incorporation.  In addition, the registrant’s bylaws obligate the registrant to indemnify each of its officers, directors, employees and agents in any action, suit or proceeding referred to above to the extent that person without limitation has been successful on the merits in defense thereof, or in defense of any claim, issue or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.  The registrant’s bylaws obligate the registrant to advance expenses to its officers and directors, and require an undertaking by its officers and directors to repay expenses under the specified conditions only if required by applicable law.

The registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act.  The effect of this insurance is to indemnify any officer or director of RadNet against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith.  The registrant pays the premiums for such insurance.

Pursuant to separate indemnification agreements with the registrant, each officer and director of the registrant is indemnified against all liabilities relating to his or her position as an officer or director of the registrant, to the fullest extent permitted under applicable law.

The foregoing represents a summary of the general effect of the DGCL, the registrant’s bylaws, certificate of incorporation, directors and officers liability insurance coverage and indemnification agreements for purposes of a general description only.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:   Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 4, 2008.

RADNET, INC., a Delaware corporation

By:	/s/ Howard G. Berger, M.D.
Howard G. Berger, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Howard G. Berger, M.D. and Mark D. Stolper, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement pursuant to General Instruction E of Form S-8 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Howard G. Berger, M.D. Howard G. Berger, M.D.	Director, Chief Executive Officer and President (Principal Executive Officer)	September 4, 2008

/s/ Mark D. Stolper Mark D. Stolper	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 4, 2008

/s/ Marvin S. Cadwell Marvin S. Cadwell	Director	September 4, 2008

/s/ John V. Crues, III, M.C. John V. Crues, III, M.D.	Director	September 4, 2008

/s/ Norman R. Hames Norman R. Hames	Director	September 4, 2008

/s/ David L. Swartz David L. Swartz	Director	September 4, 2008

/s/ Lawrence L. Levitt Lawrence L. Levitt	Director	September 4, 2008

/s/ Michael L. Sherman, M.D. Michael L. Sherman, M.D.	Director	September 4, 2008

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement:

Ex. No.	Description	Filed Herewith	Incorporated by Reference to

4.1.1	Certificate of Incorporation, dated June 19, 2008		Exhibit 3.1 to Current Report on Form 8-K, filed September 4, 2008
4.1.2	Certificate of Amendment to Certificate of Incorporation, dated September 2, 2008		Exhibit 3.2 to Current Report on Form 8-K, filed September 4, 2008
4.1.2	Bylaws, dated September 2, 2008		Exhibit 3.3 to Current Report on Form 8-K, filed September 4, 2008
4.1.3	Specimen Common Stock Certificate		Exhibit 4.1 to Annual Report on Form 10-K for the fiscal year ended October 31, 2006, filed February 7, 2007
5.1	Opinion and Consent of General Counsel		Exhibit 5.1 to Registration Statement on Form S-8, filed May 30, 2001
5.2	Opinion of General Counsel		Exhibit 5.1 to Registration Statement on Form S-8, filed June 11, 2007
5.3	Opinion of General Counsel		Exhibit 5.1 to Registration Statement on Form S-8, August 27, 2008
23.1	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm	×
23.2	Consent of Moss Adams LLP, an Independent Registered Public Accounting Firm	×
23.3	Consent of General Counsel		Included in Exhibit 5.1 to Registration Statement on Form S-8, filed May 30, 2001
23.4	Consent of General Counsel		Included in Exhibit 5.1 to Registration Statement on Form S-8, filed June 11, 2007
23.5	Consent of General Counsel		Included in Exhibit 5.1 to Registration Statement on Form S-8, August 27, 2008
24.1	Power of Attorney (included on signature page)	×